Exhibit 10.1

Consulting Agreement

Parties:

This Consulting Agreement is entered into, effective as of the 21st day of March 2008, by and between Nutrition 21, Inc., having an office at 4 Manhattanville Road, Purchase, NY 10577 (the “Company”), and Gerard Butler (“Consultant”).

Description:

Consultant will have the title of Co-CEO and will provide consulting services related to the Company’s business. Consultant will report to the Board of Directors. Consultant agrees to be present at Company’s offices three days per week, one day of which will be a day that the other Co-CEO is at the Company’s offices, subject to the needs of the business. The Co-CEOs shall arrange their schedules so that there is no business day on which neither Co-CEO is present at the Company’s offices

Personal Performance

The consulting services described herein will be performed exclusively by Consultant personally and cannot be assigned to others. Consultant represents that he has not been debarred by the US. Food and Drug Administration. Further, Consultant agrees to make every reasonable effort to accommodate the Company’s scheduling needs.

Consulting Period

The consulting services will be provided for a period of six months commencing March 21, 2008 unless the services are earlier terminated by either party as set forth below.

Fee Structure and Billing:

The Company will compensate Consultant at a rate of $15,000 per month. Consultant will submit invoices for services monthly.

By separate grant letter, the Company will grant consultant a 5-year stock option to purchase 250,000 shares of the Company Common Stock at an exercise price of $0.41 per share. The Stock Option will vest at the expiration of the six-month consulting period if then a consultant to the Company or if the Consultant is terminated by the Company without cause before that date.

During the consulting period, the Company will reimburse Consultant for normal business expenses incurred on behalf of the Company, and will provide reimbursement for economy travel. All covered expenses will be billed by Consultant as out of pocket expenses. Consultant will submit expense vouchers and attach receipts for all reimbursable expenses on a bi-weekly basis. No other compensation or benefits related to the consulting services will be provided by the Company.

Other Clients

The Company acknowledges that other parties may use Consultant’s consulting services, and it is understood and agreed that Consultant is not to disclose to the Company any confidential information of other parties.

Confidentiality

(a) During the period of Consultant providing consulting services to the Company, Consultant will acquire from the Company technical and commercial information which the Company considers to be proprietary and confidential (“Information”). Consultant agrees to keep confidential and not to use or divulge, except with the consent of the Company, any such Information as well as all information developed by Consultant as a result of services provided for the Company under this Agreement (“Developed Information”). Upon termination of this Agreement or at any other time the Company requests, Consultant will transmit to the Company any written, printed, or other materials embodying such Information or Developed Information, including all copies and excerpts thereof. These obligations on Consultant’s part with respect to the Company’s Information and Developed Information shall continue at all times during and beyond the Consulting Period.

(b) Notwithstanding the above, this Agreement shall not restrict Consultant’s use or disclosure of any Information which:

i.	is or later becomes publicly known through no fault of Consultant;

ii.	was already known to Consultant at the time of its receipt from the Company, as evidenced by Consultant's written records; or

iii.	is lawfully and in good faith made available to Consultant by a third party without restriction and disclosure or use.

(c) Specific information disclosed to Consultant by the Company or developed by Consultant in Consultant's consulting capacity to the Company shall not be deemed to be available to the public or in Consultant's prior possession merely because it is embraced by more general information available to the public or in Consultant's prior possession.

Inventions and Work Product

Any and all inventions, discoveries, designs, or other work product (including Developed Information), whether or not patentable or registrable as copyrighted material or trademarks, which Consultant develops, conceives and/or makes within the Consulting Period, and for a period of one year following termination of the Consulting Period, related to Consultant's work for the Company hereunder or based on Information received from the Company (“Intellectual Property”), shall be promptly and fully disclosed to the Company and shall be the sole and exclusive property of the Company. Consultant will, at the request of the Company, promptly execute any and all applications, assignments or other instruments which the Company shall deem necessary or useful in order to convey to the Company the sole and exclusive right, title and interest in and to said Intellectual Property and in order to procure, maintain and enforce patent protection, copyright protection or other forms of protection world-wide for said Intellectual Property. The Company shall bear the costs of preparing and filing all said instruments.

Relationship of the Parties

While providing services for the Company in a consulting capacity, Consultant will be acting as an independent contractor and not as an employee of the Company and Consultant will not be entitled to any of the benefits, direct or indirect, of an employee of the Company.

Termination

Either party may terminate this Agreement on 30 days’ prior written notice. Upon termination by the Company, the balance of the consulting fees for the six month consulting period shall be due and payable. Upon termination by Consultant, the Company shall only be obligated to pay for consulting rendered up to the date of termination.

Indemnification

The Company shall indemnify Consultant to the fullest extent permitted by law for consulting services provided to the Company, including, but not limited to, fines, judgments, expenses, and attorney’s fees.

Survival

All obligations which by their nature would continue beyond the termination of this Agreement, shall survive termination of this Agreement, including, but not limited to, confidentiality and assignment of inventions.

Notices

All notices or other communications required or permitted to be given hereunder shall be in writing. All such notices and other communications pursuant to the terms of this Agreement shall be deemed to have been duly given or delivered when delivered personally, or sent by telegram, facsimile with confirmation of receipt, courier service or by Certified Mail-return receipt requested, to the address first set forth above.

Law Governing

The validity, interpretation and performance of this Agreement shall be governed and construed in accordance with the laws of the state of New York.

Arbitration

All claims or controversies arising out of or relating to this Agreement shall be settled by arbitration. Either party may demand arbitration. Within 30 days after a demand for arbitration, each party shall select one arbitrator and the arbitrators shall select a third arbitrator. The arbitration shall be in accordance with the rules of the American Arbitration Association and be held in New York, New York. The arbitration award may be entered in any court of competent jurisdiction and enforced as any other judgment, decree or order of such court.

Complete Agreement

This Agreement contains all the understandings and representations between us relating to the matters referred to herein, supersedes any arrangements previously entered into with respect thereto, and can be amended only in a writing duly executed on behalf of each party.

Nutrition 21, Inc.		Gerard Butler

By:	/s/ Benjamin T. Sporn	/s/ Gerard Butler

Name:	Benjamin T. Sporn

Title:	Vice President